Exhibit 99.1

Global Energy Industry Veteran Sudhir Vasudeva
Joins Eos Petro’s Board of Directors

-- Addition Reflects Expansion of Board to Five Members
As Part of Company’s Transformation Process in its Global Objectives

LOS ANGELES, February 19, 2015 --  Eos Petro, Inc. (OTCBB:EOPT), a US-based energy company that acquires, explores and develops oil and gas-related assets on a global basis, today announced that industry veteran Sudhir Vasudeva has joined the company’s board of directors. The addition expands Eos Petro’s Board to five members.

Vasudeva, 60, is the former Chairman and Managing Director of Oil and Gas Natural Corporation Limited (ONGC), the largest oil and gas exploration and production company in India, which produces nearly 70% of India’s crude oil and more than 60% of its natural gas, is traded on the National Stock Exchange (NSE), and has a current market capitalization equivalent to more than $46.4 US billion with revenue of $13.67 US billion. Moreover:

•	ONGC is the world's third ranked E&P company per the prestigious Platts ranking, and is 22nd among Platts’ “Top 250 Global Energy Companies” for 2013;

•	ONGC is the only Indian energy major in Fortune's 2014 Most Admired List under the 'Mining, Crude Oil Production' category (No. 7 worldwide - Up three places from the previous year); and

•	ONGC is 21st on Forbes’ Global 2000 list of the world’s largest corporations for 2014.

“We are pleased to have attracted such a world renowned industry executive to our company, as we embark on a transformative process to further strengthen our team, acquire assets and expand our global presence,” said Nikolas Konstant, Chairman and Chief Financial Officer of Eos Petro. “Sudhir Vasudeva’s leadership in our industry and his deep knowledge of virtually all aspects of the global energy sector will be instrumental in guiding Eos Petro, as we position the company for future growth.”

With an engineering background, Vasudeva held a 38-year career with ONGC in various operating and management roles, making significant contributions to the company’s growth.  Vasudeva is also the former Chairman of ONGC Videsh Limited (OVL), Mangalore Refinery & Petrochemicals Ltd (MRPL), and five other ONGC Group of Companies (OPaL, OMPL, MSEZ, OTPC and OMEL).

Vasudeva expertly guided the development of offshore marginal fields, revitalizing them by applying state-of-the-art technologies and optimization. He was instrumental in developing and implementing innovative technological initiatives; pursuing alternate energy and environmental strategies; overseeing ONGC’s joint venture production activities; spearheading major acquisitions; managing successful exploratory activities; and conceptualizing and managing the implementation of long-term strategic plans that led to enhanced shareholder value.

Vasudeva was the first business leader from the Indian public sector to be appointed to the Board of the United Nations Global Compact, where he is serving a three-year term. He is also Chairperson of the Society of Petroleum Engineers Indian Council and recently was appointed as the Council’s first regional director, heading the newly-created South Asia Region. Furthermore, he serves as Chairperson of the board of governors of India’s National Institute of Technology. A recipient of many awards and industry recognitions, Vasudeva received the Platts Global Energy Award as Asia CEO of the Year for 2013.

About Eos Petro, Inc.

Eos Petro, Inc. acquires, explores and develops oil and gas-related assets, both domestically and internationally. The company’s currently active properties are located in the Illinois Basin. More information about Eos Petro is available at www.eos-petro.com (presently under construction).

Forward Looking Statements

Certain statements contained herein constitute forward-looking statements with respect to certain plans and objectives. These forward-looking statements, including, but not limited to, the company’s transformation process and positioning for future growth, involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Eos Petro and its businesses, each as a whole, are subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in Eos Petro’s annual report on Form 10-K for the year ended December 31, 2013, and quarterly and current reports on Form 10-Q and 8-K.  Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication. Eos Petro assumes no obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

For more information, contact:

Investor Relations Contact

Motion Communications Inc.

Company Contact

Nikolas Konstant, Chairman of the Board
Eos Petro, Inc.
310-552-1555